FORM OF SUB-ADVISORY AGREEMENT

FRANKLIN GLOBAL TRUST

On behalf of

FRANKLIN TEMPLETON EMERGING MARKET
DEBT OPPORTUNITIES FUND

THIS SUB-ADVISORY AGREEMENT made as of the 1st day of December 2008, and amended as of May 1, 2013, by and between FRANKLIN TEMPLETON INVESTMENT MANAGEMENT LIMITED, incorporated under the laws of England (“FTIML”), and FRANKLIN TEMPLETON INSTITUTIONAL, LLC (“FTI, LLC”), a Delaware limited liability company.

WITNESSETH

WHEREAS, FTIML and FTI, LLC are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and are engaged in the business of supplying investment management services, as an independent contractor;

WHEREAS, FTIML, pursuant to an investment management agreement (“Investment Management Agreement”), has been retained to render investment advisory services to Franklin Templeton Emerging Market Debt Opportunities Fund (the “Fund”), a series of Franklin Global Trust (the “Trust”), an investment management company registered with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Claire Husson, a portfolio manager for the Fund, has relocated to New York City, New York and is now employed by FTI, LLC, and FTIML wishes to enter into this Agreement with FTI, LLC to enable Ms. Husson to continue to perform her responsibilities as a portfolio manager for the Fund during her employment with FTI, LLC.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.                  FTIML hereby retains FTI, LLC and FTI, LLC hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

(a)                Subject to the overall policies, control, direction and review of the Fund’s Board of Trustees (the “Board”) and to the instructions and supervision of FTIML, FTI, LLC agrees to provide certain investment advisory services with respect to securities and investments and cash equivalents in the Fund. FTIML will continue to provide all research services in respect of the Fund and have full responsibility for all investment advisory services provided to the Fund. FTIML acknowledges that the only services that FTI, LLC will provide under this Agreement are the portfolio management services of Claire Husson while she remains employed by FTI, LLC and other services incidental to such services.

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(b)               Both FTI, LLC and FTIML may place all purchase and sale orders on behalf of the Fund.

(c)                Unless otherwise instructed by FTIML or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FTIML or by the Board, FTI, LLC shall report daily all transactions effected by FTI, LLC on behalf of the Fund to FTIML and to other entities as reasonably directed by FTIML or the Board.

(d)               For the term of this Agreement, FTI, LLC shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board. Any team members shall also be available to attend such meetings of the Board as the Board may reasonably request.

(e)                In performing its services under this Agreement, FTI, LLC shall adhere to the Fund’s investment objective, policies and restrictions as contained in the Fund’s Prospectus and Statement of Additional Information, and in the Trust’s Agreement and Declaration of Trust, and to the investment guidelines most recently established by FTIML and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

(f)                In carrying out its duties hereunder, FTI, LLC shall comply with all reasonable instructions of the Fund or FTIML in connection therewith. Such instructions may be given by letter, telex, telefax or telephone confirmed by telex, by the Board or by any other person authorized by a resolution of the Board, provided a certified copy of such resolutions has been supplied to FTI, LLC.

2.                  In performing the services described above, FTI, LLC shall use its best efforts to obtain for the Fund the most favorable price and execution available. Subject to prior authorization of appropriate policies and procedures by the Board, FTI, LLC may, to the extent authorized by law and in accordance with the terms of the Fund’s Investment Management Agreement, Prospectus and Statement of Additional Information, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services that such broker provides, viewed in terms of either the particular transaction or FTI, LLC’s overall responsibilities with respect to accounts managed by FTI, LLC. FTI, LLC may use for the benefit of its other clients, or make available to companies affiliated with FTI, LLC for the benefit of FTI, LLC’s clients, any such brokerage and research services that FTI, LLC obtains from brokers or dealers. To the extent authorized by applicable law, FTI, LLC shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

3.                  (a)        FTIML shall pay to FTI, LLC a monthly fee, based on a percentage of the value of the Fund’s net assets, calculated daily at the following annual rates, payable in U.S.

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dollars as compensation for the services rendered and obligations assumed by FTI, LLC during the preceding month:

•         0.240% of the value of average daily net assets up to and including $500 million;

•         0.210% of the value of average daily net assets over $500 million up to and including $1 billion; and

•         0.195% of the value of average daily net assets over $1 billion.

            The advisory fee under this Agreement shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by FTIML relating to the previous month.

(b)               FTIML and FTI, LLC shall share equally in any voluntary reduction or waiver by FTIML of the management fee due under the Investment Management Agreement between FTIML and the Fund.

(c)                If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

4.                  It is understood that the services provided by FTI, LLC are not to be deemed exclusive. FTIML acknowledges that FTI, LLC may have investment responsibilities, render investment advice to, or perform other investment advisory services to other investment companies and clients, which may invest in the same type of securities as the Fund (collectively, “Clients”). FTIML agrees that FTI, LLC may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund. In providing services, FTI, LLC may use information furnished by others to FTIML and FTI, LLC in providing services to other such Clients.

5.                  FTI, LLC agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

6.                  During the term of this Agreement, FTI, LLC will pay all expenses incurred by it in connection with the services to be provided by it under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and FTIML will be responsible for all of their respective expenses and liabilities.

7.                  FTI, LLC shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FTIML or the Fund in any way, or in any way be deemed an agent for FTIML or the Fund.

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8.                  FTI, LLC will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FTI, LLC may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

9.                  This Agreement shall automatically terminate in the event that Claire Husson ceases to be employed by FTI, LLC for whatever reason. This Agreement shall become effective as of the date first written above and shall continue in effect for two years. If not sooner terminated, this Agreement shall continue in effect for successive periods not exceeding 12 months each thereafter, provided that each such continuance shall be specifically approved at least annually by the vote of a majority of the Fund’s Board of Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and either the vote of (a) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (b) a majority of the Fund’s Board of Trustees as a whole.

10.              (a)        Notwithstanding the foregoing, this Agreement may be terminated (i) at any time, without the payment of any penalty, by the Board upon written notice to FTIML and FTI, LLC, or by vote of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (ii) by FTIML or FTI, LLC upon not less than sixty (60) days’ written notice to the other party.

(b)               This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act, and in the event of any termination or assignment of the Investment Management Agreement between FTIML and the Fund. (“Assignment” has the meaning set forth in the 1940 Act.)

11.              (a)        In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of FTI, LLC, neither FTI, LLC nor any of its directors, officers, employees or affiliates shall be subject to liability to FTIML or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

(b)               Notwithstanding paragraph 11(a), to the extent that FTIML is found by a court of competent jurisdiction, or the SEC or any other regulatory agency, to be liable to the Fund or any shareholder (a “liability”) for any acts undertaken by FTI, LLC pursuant to authority delegated as described in Paragraph 1(a), FTI, LLC shall indemnify FTIML and each of its affiliates, officers, directors and employees (each a “Franklin Indemnified Party”) harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

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(c)                No provision of this Agreement shall be construed to protect any director or officer of FTIML or FTI, LLC from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

12.              In compliance with the requirements of Rule 31a-3 under the 1940 Act, FTI, LLC hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund’s direction, any of such records upon the Fund’s request. FTI, LLC further agrees to preserve for periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

13.              Upon termination of FTI, LLC’s engagement under this Agreement or at the Fund’s direction, FTI, LLC shall forthwith deliver to the Fund, or to any third party at the Fund’s direction, all records, documents and books of accounts which are in the possession or control of FTI, LLC and relate directly and exclusively to the performance by FTI, LLC of its obligations under this Agreement; provided, however, that FTI, LLC shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case FTI, LLC shall provide the Fund or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.

Termination of this Agreement or FTI, LLC’s engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

14.              If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.

15.              FTIML will furnish to FTI, LLC properly certified or authenticated copies of the resolutions of the Board authorizing the appointment of FTI, LLC and approving this Agreement as soon as such copies are available.

16.              Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery or by facsimile transmission and shall be effective upon receipt. Notices and communications shall be given:

(i)                 to FTI, LLC:
600 - 5th Avenue
New York, NY 10020-2302
Facsimile:  212.632.3265

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(ii)               to FTIML:
The Adelphi Building
1-11 John Adam Street
London, England  WC2N 6HT
United Kingdom
Facsimile:  44-020-70738700

17.              This Agreement shall be interpreted in accordance with and governed by the laws of the State of Florida.

18.              FTI, LLC acknowledges that it has received notice of and accepts the limitations of the Fund’s liability as set forth in its Agreement and Declaration of Trust. FTI, LLC agrees that the Fund’s obligations hereunder shall be limited to the assets of the Fund, and that FTI, LLC shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

FRANKLIN TEMPLETON INVESTMENT MANAGEMENT LIMITED

By:

Name:  Jed A. Plafker

Title:  Joint Chief Executive Officer

FRANKLIN TEMPLETON INSTITUTIONAL, LLC

By:

Name:  William Y. Yun

Title:  President